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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                 SCHEDULE 13E-4
                         ISSUER TENDER OFFER STATEMENT
     (Pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934)

                             ---------------------

                 UNITED FOODS, INC.                                     UNITED FOODS, INC.
                  (Name of Issuer)                               (Name of Person Filing Statement)

                CLASS A COMMON STOCK, PAR VALUE $1.00 PER SHARE
                CLASS B COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                              CLASS A 910365 30 3
                              CLASS B 910365 10 5
                     (CUSIP Number of Class of Securities)

                              DANIEL B. TANKERSLEY
                          VICE CHAIRMAN AND SECRETARY
                               UNITED FOODS, INC.
                              TEN PICTSWEET DRIVE
                          BELLS, TENNESSEE 38006-0119
                                 (901) 422-7600
          (Name, Address and Telephone Number of Person Authorized to
  Receive Notices and Communications on Behalf of the Person Filing Statement)

                                    Copy to:

                                 BONNIE J. ROE
                             BASS, BERRY & SIMS PLC
                             FIRST AMERICAN CENTER
                           NASHVILLE, TENNESSEE 37238
                                 (615) 742-6200

                                  MAY 20, 1997
     (Date Tender Offer First Published, Sent or Given to Security Holders)

                           CALCULATION OF FILING FEE

             TRANSACTION VALUATION*                             AMOUNT OF FILING FEE
                 $2,500,000.00                                        $500.00

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*   Estimated solely for purposes of determining the filing fee, based upon the purchase of 1,000,000 shares of Common Stock at $2.50 per share.
[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid: $                          Filing Party:
--------------------------------------------       ----------------------------------------

Form of Registration No.:                          Date Filed:
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

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ITEM 1.  SECURITY AND ISSUER

     (a) The Issuer of the securities to which this Schedule relates is United Foods, Inc., a Delaware corporation (the "Company"), and the address of its principal executive office is Ten Pictsweet Drive, Bells, Tennessee 38006-0119.

     (b) This Schedule relates to an offer by the Company, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"), to purchase up to 1,000,000 shares of its Class A Common Stock, par value $1.00 per share and Class B Common Stock, par value $1.00 per share (the "Shares"), at a price of $2.50 per Share, net to the seller in cash, without interest thereon for up to an aggregate price of $2,500,000 (assuming the Offer is fully subscribed). The Company has been advised that none of its executive officers and directors currently intend to tender Shares pursuant to the Offer. However, purchases of any Shares held by officers, directors and affiliates will be on the same terms and subject to the same conditions and limitations as set forth in the Offer to Purchase. Also, the information contained in the Offer to Purchase on the cover page, in the "Introduction" and under the section entitled "Purpose of the Offer; Certain Effects of the Offer" is incorporated herein by reference.

     (c) The information contained in the Offer to Purchase under the section entitled "Price Range of the Shares; Dividends" is incorporated herein by reference.

     (d) Not applicable.

ITEM 2.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     (a)-(b) The information contained in the Offer to Purchase under the section entitled "Source and Amount of Funds" is incorporated herein by reference.

ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE

     The information contained in the Offer to Purchase under the section entitled "Purpose of the Offer; Certain Effects of the Offer" is incorporated herein by reference.

     (a) The information relating to the possible acquisition or disposition of Shares pursuant to this Offer by executive officers and directors of the Company, including James I. Tankersley, Chairman of the Board of Directors and Chief Executive Officer of the Company, and Daniel B. Tankersley, Vice Chairman of the Board of Directors and Secretary of the Company, contained in the Offer to Purchase under the section entitled "Purpose of the Offer; Certain Effects of the Offer" is incorporated herein by reference.

     (b)-(d) Not applicable.

     (e) The information regarding the change in the Company's capitalization resulting from the purchase of Shares pursuant to the Offer contained in the Offer to Purchase under the section entitled "Purpose of the Offer; Certain Effects of the Offer" is incorporated herein by reference.

     (f) The information contained in the Offer to Purchase under the sections entitled "Purpose of the Offer; Certain Effects of the Offer" and "Certain Information Concerning the Company" is incorporated herein by reference.

     (g) Not applicable.

     (h) The information contained in the Offer to Purchase under the section entitled "Purpose of the Offer; Certain Effects of the Offer," is incorporated herein by reference.

     (i) Not applicable.

     (j) Not applicable.

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ITEM 4.  INTEREST IN THE SECURITIES OF THE ISSUER

     The information contained in the Offer to Purchase under the section entitled "Transactions and Arrangements Concerning the Shares" is incorporated herein by reference.

ITEM 5. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE ISSUER'S SECURITIES

     The information relating to the disposition of Shares pursuant to the Offer by the Tankersley Family and the possible disposition of Shares pursuant to the Offer by other executive officers and directors of the Company contained in the Offer to Purchase under the section entitled "Purpose of the Offer; Certain Effects of the Offer" is incorporated herein by reference.

ITEM 6.  PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED

     The information contained in the Offer to Purchase under the section entitled "Fees and Expenses" is incorporated herein by reference.

ITEM 7.  FINANCIAL INFORMATION

     (a)-(b) The historical and unaudited pro forma financial information contained in the Offer to Purchase under the section entitled "Certain Information Concerning the Company" is incorporated herein by reference. In addition, the audited financial statements of the Company contained in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1997 are incorporated herein by reference.

ITEM 8.  ADDITIONAL INFORMATION

     (a) Not applicable.

     (b) The information contained in the Offer to Purchase under the section entitled "Certain Legal Matters; Regulatory and Foreign Approvals" is incorporated herein by reference.

     (c) The information contained in the Offer to Purchase under the section entitled "Purpose of the Offer; Certain Effects of the Offer" is incorporated herein by reference.

     (d) Not applicable.

     (e) Reference is made to the Offer to Purchase and the related Letter of Transmittal which are Exhibits (a)(1) and (a)(2) hereto, respectively, and incorporated herein by reference.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS

(a)(1)  --   Offer to Purchase, dated May 20, 1997.
(a)(2)  --   Letter of Transmittal, dated May 20, 1997.
(a)(3)  --   Notice of Guaranteed Delivery.
(a)(4)  --   Letter to Brokers, Dealers, Commercial Banks, Trust
             Companies and Other Nominees, dated May 20, 1997.
(a)(5)  --   Letter to Stockholders for use by Brokers, Dealers,
             Commercial Banks, Trust Companies and Other Nominees, dated
             May 20, 1997.
(a)(6)  --   Letter to Stockholders from the Chairman and Chief Executive
             Officer dated May 20, 1997.
(a)(7)  --   Press Release, dated May 19, 1997.
(a)(8)  --   Guidelines for Certification of Taxpayer Identification
             Number in Substitute Form W-9.
(b)(1)  --   Loan Agreement, Revolving Credit Note and Security Agreement
             between First American National Bank and United Foods, Inc., all dated April 7, 1993, Exhibit 10.6 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 28, 1993, is incorporated by reference
             herein.

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(b)(2)  --   First Amendment dated June 29, 1994, to that certain
             Revolving Loan Agreement between First American National
             Bank and United Foods, Inc., dated April 7, 1993, Exhibit
             10.10 to the Annual Report on Form 10-K of United Foods,
             Inc. filed for the fiscal year ended February 28, 1995, is incorporated by reference herein.
(b)(3)  --   Second Amendment dated June 1, 1995, to that certain
             Revolving Loan Agreement between First American National
             Bank and United Foods, Inc., dated April 7, 1993, Exhibit
             10.12 to the Annual Report on Form 10-K of United Foods,
             Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.
(b)(4)  --   Modification dated June 21, 1995, to that certain Revolving
             Loan Agreement between First American National Bank and
             United Foods, Inc., dated April 7, 1993, Exhibit 10.13 to
             the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.
(b)(5)  --   Third Amendment dated September 1, 1995, to that certain
             Revolving Loan Agreement between First American National
             Bank and United Foods, Inc., dated April 7, 1993, Exhibit
             10.14 to the Annual Report on Form 10-K of United Foods,
             Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.
(b)(6)  --   Modification dated December 31, 1995, to that certain
             Revolving Loan Agreement between First American National
             Bank and United Foods, Inc., dated April 7, 1993, Exhibit
             10.15 to the Annual Report on Form 10-K of United Foods,
             Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.
(b)(7)  --   Fourth Amendment, dated February 7, 1997, to that certain
             Revolving Loan Agreement between First American National
             Bank and United Foods, Inc., dated April 7, 1993, Exhibit
             10.19 to the Annual Report on Form 10-K of United Foods,
             Inc. filed for the fiscal year ended February 28, 1997, is incorporated by reference herein.
(b)(8)  --   Fifth Amendment, dated May 15, 1997, to that certain
             Revolving Loan Agreement between First American National
             Bank and United Foods, Inc. dated April 7, 1993.
(c)     --   None.
(d)     --   None.
(e)     --   None.
(f)     --   None.
(g)     --   Pages 14 through 34 of the Company's Annual Report on Form
             10-K for the year ended February 28, 1997.

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          By:    /s/ DANIEL B. TANKERSLEY
                                          --------------------------------------
                                                   Daniel B. Tankersley
                                               Vice Chairman and Secretary

Dated: May 20, 1997

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                               INDEX TO EXHIBITS

EXHIBIT
  NO.                                 DESCRIPTION
-------                               -----------
(a)(1)   --   Offer to Purchase, dated May 20, 1997.
(a)(2)   --   Letter of Transmittal, dated May 20, 1997.
(a)(3)   --   Notice of Guaranteed Delivery.
(a)(4)   --   Letter to Brokers, Dealers, Commercial Banks, Trust
              Companies and Other Nominees, dated May 20, 1997.
(a)(5)   --   Letter to Stockholders for use by Brokers, Dealers,
              Commercial Banks, Trust Companies and Other Nominees, dated
              May 20, 1997.
(a)(6)   --   Letter to Stockholders from the Chairman and Chief Executive
              Officer dated May 20, 1997.
(a)(7)   --   Press Release, dated May 19, 1997.
(a)(8)   --   Guidelines for Certification of Taxpayer Identification
              Number in Substitute Form W-9.
(b)(1)   --   Loan Agreement, Revolving Credit Note and Security Agreement
              between First American National Bank and United Foods, Inc., all dated April 7, 1993, Exhibit 10.6 to the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 28, 1993, is incorporated by reference
              herein.
(b)(2)   --   First Amendment dated June 29, 1994, to that certain
              Revolving Loan Agreement between First American National
              Bank and United Foods, Inc., dated April 7, 1993, Exhibit
              10.10 to the Annual Report on Form 10-K of United Foods,
              Inc. filed for the fiscal year ended February 28, 1995, is incorporated by reference herein.
(b)(3)   --   Second Amendment dated June 1, 1995, to that certain
              Revolving Loan Agreement between First American National
              Bank and United Foods, Inc., dated April 7, 1993, Exhibit
              10.12 to the Annual Report on Form 10-K of United Foods,
              Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.
(b)(4)   --   Modification dated June 21, 1995, to that certain Revolving
              Loan Agreement between First American National Bank and
              United Foods, Inc., dated April 7, 1993, Exhibit 10.13 to
              the Annual Report on Form 10-K of United Foods, Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.
(b)(5)   --   Third Amendment dated September 1, 1995, to that certain
              Revolving Loan Agreement between First American National
              Bank and United Foods, Inc., dated April 7, 1993, Exhibit
              10.14 to the Annual Report on Form 10-K of United Foods,
              Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.
(b)(6)   --   Modification dated December 31, 1995, to that certain
              Revolving Loan Agreement between First American National
              Bank and United Foods, Inc., dated April 7, 1993, Exhibit
              10.15 to the Annual Report on Form 10-K of United Foods,
              Inc. filed for the fiscal year ended February 29, 1996, is incorporated by reference herein.
(b)(7)   --   Fourth Amendment, dated February 7, 1997, to that certain
              Revolving Loan Agreement between First American National
              Bank and United Foods, Inc., dated April 7, 1993, Exhibit
              10.19 to the Annual Report on Form 10-K of United Foods,
              Inc. filed for the fiscal year ended February 28, 1997, is incorporated by reference herein.
(b)(8)   --   Fifth Amendment, dated May 15, 1997, to that certain
              Revolving Loan Agreement between First American National
              Bank and United Foods, Inc. dated April 7, 1993.
(c)      --   None.
(d)      --   None.

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
EXHIBIT
  NO.                                 DESCRIPTION
-------                               -----------
(e)      --   None.
(f)      --   None.
(g)      --   Pages 14 through 34 of the Company's Annual Report on Form
              10-K for the year ended February 28, 1997.

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